AMENDMENT TO THE DENTSPLY SIRONA INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN WHEREAS, Dentsply Sirona Inc. (the "Company") maintains the Dentsply Sirona Inc. Supplemental Executive Retirement Plan (the "Plan"); WHEREAS, Section 9.1 of the Plan provides that the Compensation & Human Capital Committee of the Board of Directors of the Company (the “Committee”) may amend the Plan at any time, provided such amendment does not adversely affect any participant or beneficiary under the Plan on the basis of amounts previously allocated to the participant’s account; WHEREAS, the Committee’s Charter provides that the Committee is in charge of the overall operation and administration of the SERP and shall make recommendations to the Board of Directors (the “Board”). WHEREAS, the Company wishes to amend the Plan, effective as of January 1, 2024, to reduce the amount of the mandatory contribution to the Plan to ensure that any contributions that are typically made during a plan year to the Dentsply Sirona Inc. 401(k) Savings and Employee Stock Ownership Plan (the “401(k) Plan”) (discretionary profit-sharing contributions or matching contributions) are not made to the Plan in the event the Company determines to reduce or not make discretionary profit-sharing contributions on behalf of all employees or the participant is not eligible to receive specific contributions under the 401(k) Plan (the “Amendment”); WHEREAS, even though the Company does not believe that the Amendment will adversely affect any participant or beneficiary under the Plan on the basis of amounts previously allocated to the participant’s account as no amounts have been allocated in the Plan for 2024, the Company has determined to obtain the consent of every participant to amend the Plan as of January 1, 2024; WHEREAS, the Amendment shall become effective as of January 1, 2024 for every participant who consents to the Amendment; and WHEREAS, if a participant does not consent to the Amendment to be effective as of January 1, 2024, the Amendment shall be effective as of January 1, 2025. NOW, THEREFORE BE IT RESOLVED, that the Committee recommends to the Board that the Plan be amended, effective as of the dates specified above, as follows: 1. Section 4.1 of the Plan shall be amended in its entirety, effective as of January 1, 2024 (or January 1, 2025 if a participant did not consent to the January 1, 2024 effective date), to read as follows: 4.1 Annual Dentsply Sirona Contributions. The following contributions shall be made to the Dentsply Sirona Contribution Account for each Participant for each Plan Year: (i) A contribution equal to the percentage allocated under the Retirement Plan for the same Plan Year. For purposes of the allocation under this Section 4.1(i) only Compensation in excess of the limitations on Compensation imposed by Internal Revenue Code 401(a)(17) for a Plan Year shall be taken into account. (ii) A contribution equal to 5.2% of Compensation. For purposes of the allocation under this Section 4.1(ii), total Compensation shall be taken into account. 2. In all other respects, the Plan shall remain as previously written.